EXHIBIT 99.1
                                                                    ------------

                                  NEWS RELEASE

NORTH AMERICAN GALVANIZING & COATINGS, INC.
2250 East 73rd Street    Suite 300   Tulsa, OK 74136
(918) 494-0964    Fax: (918) 494-3999

FOR IMMEDIATE RELEASE        Contact: Beth B. Hood        Phone: (918) 524-1512

                      North American Galvanizing & Coatings
                 Reports Fourth Quarter and Fiscal 2005 Earnings

     Tulsa, Oklahoma, February 3, 2006 - North American Galvanizing & Coatings, Inc. (AMEX: NGA) today reported quarterly net income of $254,000, or $.03 per diluted share, for the fourth quarter of 2005. For the year ended December 31, 2005, the company's net income was $644,000 or $.08 per diluted share, compared to net income of $397,000 or $.05 per diluted share for 2004. The increase in net income is primarily a result of the increase in sales volume.

Revenues for the year ended December 31, 2005 increased 34% over the prior year due primarily to contribution from the Canton, Ohio galvanizing facility that was purchased February 28, 2005. Same plant revenues for the year improved 14% over 2004. North American Galvanizing's same plants started the year with a period of slow demand in the first two months. A general increase in demand due to increased commercial spending and higher construction activity led to a positive trend in same plant revenues continuing throughout the remainder of 2005. Sales volumes at same plants for the fourth quarter of 2005 were 19% higher than the fourth quarter of 2004 and 43% higher in total, including the Ohio plant. Sales volumes at same plants during 2005 were 11% higher than 2004 and 30% higher in total, including Ohio.

Cash provided by operating activities increased to $6,640,000 for the year ended December 31, 2005, compared to $2,581,000 for 2004. Management's focus on improving working capital resulted in increased cash flow over the prior year. The company's investment of $4,200,000 to purchase the Canton, Ohio galvanizing plant during the first quarter of 2005 was financed primarily by debt; however, due to strong operating cash flow, debt levels at December 31, 2005 were $832,000 lower than the debt levels at December 31, 2004.

Commenting on the results for the fourth quarter and fiscal 2005, Ronald J. Evans, president and chief executive officer, said, "Fourth quarter earnings improvement of $.05 per share over the prior year was achieved primarily through volume increases. We believe the market is recognizing our earlier capital investment programs to improve operating efficiencies, and our management team dedicated to providing quality product and service. Our goal is to continue that trend of improved efficiencies into 2006 and implement similar programs at the Ohio facility, purchased in 2005. Although SG&A expenses, including the incremental costs associated with the Canton purchase, declined as a percent of sales, Sarbanes Oxley compliance costs, audit fees, and legal fees associated with defending litigation were significantly higher than prior year. Programs to control these expenses are being reviewed." Evans continued, "Rapidly rising zinc prices are of concern from both a management of gross margin and competitive product substitution perspective."

North American Galvanizing is a leading provider of hot-dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coating business through a network of plants located in Canton, Ohio; Denver, Hurst (Dallas/Forth Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot-dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: www.nagalv.com.

     Cautionary Statement. This press release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. securities laws, including, but not limited to, statements made concerning the acquisition of assets from Gregory Galvanizing and the financial impacts thereof. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from such forward-looking statements and management's present expectations or projections. These risks and uncertainties include the risk factors described in the Company's SEC filings including the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 14, 2005.

                                    - MORE -


           NORTH AMERICAN GALVANIZING & COATINGS, INC. AND SUBSIDIARY
                 Condensed Consolidated Statements of Operations
                      and Comprehensive Income (Unaudited)

                                                          Three Months Ended     Twelve Months Ended
                                                              December 31,           December 31,
                                                          -------------------    -------------------
(Dollars in Thousands Except per Share Amounts)             2005       2004        2005       2004
-----------------------------------------------           --------   --------    --------   --------
Sales                                                     $ 13,102   $  8,583    $ 47,870   $ 35,822
         Cost of sales                                       9,715      6,449      35,969     25,814
         Selling, general & administrative expenses          1,987      1,530       7,196      5,917
         Depreciation expense                                  667        633       2,532      2,701
                                                          --------   --------    --------   --------
Total Costs and Expenses                                    12,369      8,612      45,697     34,432
                                                          --------   --------    --------   --------

Operating Income                                               733        (29)      2,173      1,390
         Interest expense, net                                 286        199       1,074        764

         Other income                                          --         --          --         (25)
                                                          --------   --------    --------   --------

Income before income taxes                                     447       (228)      1,099        651

         Income tax expense                                    193        (86)        455        248
                                                          --------   --------    --------   --------

Net Income                                                     254       (142)        644        403
                                                          --------   --------    --------   --------

Other Comprehensive Income (Loss)

Unrealized holding gain on investment                         --         --          --           12
Less: reclassification adjustment for realized
         gain included in net income                          --         --          --          (18)
                                                          --------   --------    --------   --------


Other Comprehensive Income (Loss)                             --         --          --           (6)
                                                          --------   --------    --------   --------

Comprehensive Income                                      $    254   ($   142)   $    644   $    397
                                                          --------   --------    --------   --------

Net Income Per Common Share
Net Income:
         Basic                                            $   0.04   ($  0.02)   $   0.09   $   0.06
         Diluted                                          $   0.03   ($  0.02)   $   0.08   $   0.05